NEWS RELEASE
Independent Bank Corp. 288 Union Street Rockland, MA 02370
Investor Contacts:
Chris Oddleifson President and Chief Executive Officer Independent Bank Corp. (781) 982-6660 Denis K. Sheahan Chief Financial Officer Independent Bank Corp. (781) 982-6341

INDEPENDENT BANK CORP. ANNOUNCES

COMPLETION OF SLADE’S FERRY BANCORP. ACQUISITION, APPOINTMENT OF CARL RIBEIRO AS A
DIRECTOR, AND

RESULTS OF STOCK/CASH ELECTIONS BY SLADE’S FERRY SHAREHOLDERS

Rockland, Massachusetts (February 29, 2008). Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced the closing of its acquisition of Slade’s Ferry Bancorp. (NASDAQ: SFBC), parent of Slades Bank.

“We are absolutely delighted to welcome Slades Bank customers and employees to Rockland Trust,” said Christopher Oddleifson, Independent Bank Corp. President and Chief Executive Officer. “The Slades Bank team has built a tremendous franchise, and this acquisition will enable Rockland Trust to accelerate our expansion in Fall River, New Bedford, and surrounding areas.”

The closing under the October 11, 2007 merger agreement occurred today, and the acquisition will be effective as of 12:01 a.m. on Saturday, March 1, 2008. Also effective as of Saturday, March 1, 2008 Slades Bank will merge into Rockland Trust and, on Monday, March 3, 2008, the nine former Slades Bank branches will reopen as Rockland Trust branches.

Effective as of the completion of the acquisition, former Slades Ferry Bancorp. Director Carl Ribeiro was appointed a Class II Director of Independent Bank Corp., with a term expiring at the 2010 Annual Shareholder Meeting, and was also appointed a Director of Rockland Trust.

The results of the elections made by shareholders of Slade’s Ferry Bancorp. as to the form of consideration to be received due to the merger are as follows:

•	Stock Elections: Slade’s Ferry shareholders who validly elected to receive all Independent common stock will receive 0.818 shares of Independent common stock for each share of Slade’s Ferry common stock with respect to which that election was made;

•	Non-Elections: Slade’s Ferry shareholders who validly elected either the “No Preference” choice or who did not make a valid election will receive 0.818 shares of Independent common stock for each share of Slade’s Ferry common stock held immediately prior to the merger; and

•	Cash Elections: The cash elections were oversubscribed and therefore subject to the pro-ration calculations specified in the merger agreement, so that in the aggregate 75% of the shares of Slade’s Ferry common stock outstanding immediately prior to the merger were converted into shares of Independent common stock and the remaining 25% of the shares of Slade’s Ferry common stock outstanding immediately prior to the merger were converted into the right to receive $25.50 in cash, without interest. Due to the pro-ration required by the oversubscription of cash elections, Slade’s Ferry stockholders who validly elected to receive cash will receive $25.50 in cash, without interest, for 53.6745% of their shares and 0.818 shares of Independent common stock for 46.3255% of their shares.

Under the terms of the merger agreement, cash will be issued in lieu of fractional shares.

About Independent Bank Corp.:

Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has approximately $3.4 billion in assets. Rockland Trust offers commercial banking, retail banking, investment management services, and insurance sales services from: 63 retail branches, 9 commercial lending centers, and 5 mortgage origination offices located throughout southeastern Massachusetts and on Cape Cod; and, from 4 investment management offices located throughout southeastern Massachusetts, on Cape Cod, and in Rhode Island. To find out more about the products and services available at Rockland Trust, please visit https://www.rocklandtrust.com.

Forward Looking Statements:

This press release may include “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Independent Bank Corp. wishes to caution readers not to place undue reliance on any forward-looking statements. Independent Bank Corp. disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events, or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement.